As filed with the Securities and Exchange Commission on June 26, 2014
Registration No. 333-191820

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GYRODYNE, LLC
(Exact name of Registrant as specified in its charter)

New York	6512	46-3838291
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Flowerfield, Suite 24
Saint James, New York 11780
(631) 584-5400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frederick C. Braun III
President and Chief Executive Officer
Gyrodyne, LLC
One Flowerfield, Suite 24
Saint James, New York 11780
(631) 584-5400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Thomas H. Kennedy, Esq. Timothy M. Fesenmyer, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000 (212) 735-2000 (facsimile)	Alon Y. Kapen, Esq. Farrell Fritz, P.C. 1320 RXR Plaza Uniondale, New York 11556-1320 (516) 227-0700 (516) 227-0777 (facsimile)

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the filing of this registration statement and other conditions to the commencement of the exchange offer described herein have been satisfied or, where permissible, waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accredited filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
common shares representing limited liability company interests in Gyrodyne, LLC	1,482,680	N/A	$112,491,676.65	$14,488.93	(4)

(1)
  Represents the maximum number of common shares representing limited liability company interests in Gyrodyne, LLC, a New York limited liability company, that may be issuable pursuant to the merger of Gyrodyne Company of America, Inc., a self-managed and self-administered real estate investment trust formed under the laws of the State of New York, and Gyrodyne Special Distribution, LLC, a New York limited liability company, with and into Gyrodyne, LLC, pursuant to the Agreement and Plan of Merger, as described in the proxy statement/prospectus that forms a part of this Registration Statement based upon the number of shares of each class of common stock, par value $1.00 per share, of Gyrodyne Company of America, Inc. issued at the close of business on October 16, 2013. Pursuant to the merger, and subject to adjustment, each issued (i) share of Gyrodyne Company of America, Inc. common stock (other than those that elect to exercise their appraisal rights) will be converted into 0.152 common share representing a limited liability company interest in Gyrodyne, LLC (aggregate of 225,367 Gyrodyne, LLC common shares), (ii) share of Gyrodyne Special Dividend, LLC will be converted into 0.556 common shares representing limited liability company interests in Gyrodyne, LLC (aggregate of 824,370 Gyrodyne, LLC common shares) and (iii) Dividend Note ($10.89 principal amount and accrued interest thereon), as described in the proxy statement/prospectus that forms a part of this Registration Statement, will be redeemed for approximately 0.292 common shares representing limited liability company interests in Gyrodyne, LLC (aggregate of 432,943 Gyrodyne, LLC common shares).
(2)
  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933 (the “Securities Act”), based on $75.87, the average of the high and low sales prices of Gyrodyne Company of America, Inc. common stock on the NASDAQ Capital Market on October 16, 2013.
(3)
  Computed in accordance with Rule 457(f) under the Securities Act to be $14,488.93, which is equal to 0.00012880 multiplied by the proposed maximum aggregate offering price.
(4)
  Previously paid.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Gyrodyne, LLC has prepared this Amendment No. 4 to the Registration Statement on Form S-4 (333-191820) for the purpose of updating the exhibit index and filing an exhibit to the Registration Statement. This Amendment No. 4 does not modify any provision of the proxy statement/prospectus constituting Part I of the Registration Statement. Accordingly, such proxy statement/prospectus has not been included herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
  Indemnification of Directors and Officers.
Section 420 of the New York Limited Liability Company Law (the “NYLLCL”) provides that a limited liability company may indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
The limited liability company agreement of Gyrodyne, LLC provides that none of its directors shall be liable to Gyrodyne, LLC or its members for monetary damages for breach of fiduciary duty as a director, except if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Sections 409(c) and 609 of the NYLLCL. If the NYLLCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Gyrodyne, LLC, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended NYLLCL.
Item 21.
  Exhibits and Financial Statement Schedules.
(a)
  Exhibits
Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit Number	Exhibit Title
2.1
Agreement and Plan of Merger, dated as of October 15, 2013 and amended and restated as of December 20, 2013, by and among Gyrodyne Company of America, Inc., Gyrodyne, LLC and Gyrodyne Special Distribution, LLC included as Annex C to the proxy statement/prospectus that is part of this registration statement and is incorporated herein by reference

3.1	Articles of Organization of Gyrodyne, LLC, dated as of October 3, 2013**
3.2	Limited Liability Company Agreement of Gyrodyne, LLC, dated as of October 3, 2013**
3.3	Amendment No. 1 to Limited Liability Company Agreement of Gyrodyne, LLC, dated June 26, 2014
3.4
Form of Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC included as Annex F to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference. The Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC will be adopted as Gyrodyne, LLC’s limited liability company agreement prior to the effective time of the merger

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to the validity of the securities being issued**
8.1	Private Letter Ruling**
23.1	Consent of Baker Tilly Virchow Krause, LLP re: Gyrodyne Company of America, Inc.**
23.2	Consent of Baker Tilly Virchow Krause, LLP re: Gyrodyne, LLC**

Exhibit Number	Exhibit Title
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-4)
23.5	Consent of Valuation Research Corporation**
24.1	Powers of Attorney**
99.1	Form of Proxy Card for Gyrodyne Company of America, Inc. Special Meeting**

*
  To be filed by amendment.
**
  Previously filed.
(b)
  Financial Statement Schedules
Financial statement schedules are incorporated herein by reference to Gyrodyne Company of America, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 beginning on page F-1 thereto.
Item 22.
  Undertakings.
(a)
  The undersigned registrant hereby undertakes:
(1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
  If the registrant is relying on Rule 430B:
(A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
  Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by the undersigned registrant;
(iii)
  The portion of any other free writing prospectus relating to the offering containing material information about each undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and
(iv)
  Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.
(b)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d)
  The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(e)
  The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(f)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(g)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.
(h)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
[Remainder of Page Intentionally Left Blank]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. James, State of New York on June 26, 2014.

GYRODYNE, LLC
By:	Gyrodyne Company of America, Inc. its sole member
By:	/s/ Frederick C. Braun III Name: Frederick C. Braun III Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement, or amendment thereto, on Form S-4 has been signed by the following persons on behalf of Gyrodyne, LLC and Gyrodyne Company of America, Inc., respectively, in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frederick C. Braun III Frederick C. Braun III	President and Chief Executive Officer of Gyrodyne, LLC (Principal Executive Officer)	June 26, 2014
/s/ Gary J. Fitlin Gary J. Fitlin	Senior Vice President and Chief Financial Officer of Gyrodyne, LLC (Principal Financial Officer and Principal Accounting Officer)	June 26, 2014
* Paul L. Lamb	Chairman of the Board of Directors of Gyrodyne Company of America, Inc.	June 26, 2014
* Elliot H. Levine	Director of Gyrodyne Company of America, Inc.	June 26, 2014
* Ronald J. Macklin	Director of Gyrodyne Company of America, Inc.	June 26, 2014
* Philip F. Palmedo	Director of Gyrodyne Company of America, Inc.	June 26, 2014
* Nader G.M. Salour	Director of Gyrodyne Company of America, Inc.	June 26, 2014
* Richard B. Smith	Director of Gyrodyne Company of America, Inc.	June 26, 2014

*By:	/s/ Frederick C. Braun III
Frederick C. Braun III Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title
2.1
Agreement and Plan of Merger, dated as of October 15, 2013 and amended and restated as of December 20, 2013, by and among Gyrodyne Company of America, Inc., Gyrodyne, LLC and Gyrodyne Special Distribution, LLC included as Annex C to the proxy statement/prospectus that is part of this registration statement and is incorporated herein by reference

3.1	Articles of Organization of Gyrodyne, LLC, dated as of October 3, 2013**
3.2	Limited Liability Company Agreement of Gyrodyne, LLC, dated as of October 3, 2013**
3.3	Amendment No. 1 to Limited Liability Company Agreement of Gyrodyne, LLC, dated June 26, 2014
3.4
Form of Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC included as Annex F to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference. The Amended and Restated Limited Liability Company Agreement of Gyrodyne, LLC will be adopted as Gyrodyne, LLC’s limited liability company agreement prior to the effective time of the merger

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as to the validity of the securities being issued**
8.1	Private Letter Ruling**
23.1	Consent of Baker Tilly Virchow Krause, LLP re: Gyrodyne Company of America, Inc.**
23.2	Consent of Baker Tilly Virchow Krause, LLP re: Gyrodyne, LLC**
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-4)
23.5	Consent of Valuation Research Corporation**
24.1	Powers of Attorney**
99.1	Form of Proxy Card for Gyrodyne Company of America, Inc. Special Meeting**

*
  To be filed by amendment.
**
  Previously filed.